Rule 424(b)(3)
                                                 Registration No. 333-16645


      Prospectus Supplement To Prospectus dated December 5, 1996.




                        FIDELITY FEDERAL BANCORP



                      7,500 SHARES OF COMMON STOCK





        McDonald & Company Securities, Inc. ("McDonald") has purchased in the aggregate 7,500 shares of the Common Stock ("Common Stock") of Fidelity Federal Bancorp from the following Selling Security Holders:

        Pedcor Investments, a Limited Liability Company        7,500 Shares

        McDonald purchased the Common Stock on December 16, 1996, from such Selling Security Holder at a net price of $9.50 per share. McDonald anticipates that it will, from time to time, reoffer the Common Stock for sale at a price or prices determined by it. This description of the particular terms of this sale supplements the description of the offering set forth in the Prospectus to which this Prospectus Supplement relates.



                  MCDONALD & COMPANY SECURITIES, INC.





     The date of this Prospectus Supplemental is December 16, 1996.